Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 2,794 Registration Statement Nos. 333-221595; 333-221595-01 Dated November 5, 2019; Filed pursuant to Rule 433

7-Year Variable Coupon Notes Based on the Value of the Morgan Stanley MAP Trend Index

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing Entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	Morgan Stanley MAP Trend Index (MSUSMAPT)
Payment at maturity[1]:	$1,000 + the final variable annual coupon
Variable annual coupon[1]:

On each coupon payment date, the greater of (i) the performance amount and (ii) the minimum coupon amount.

If the performance amount, as determined on any annual determination date, is less than or equal to the minimum coupon amount, that coupon payment will equal only the minimum coupon amount.

* For hypothetical examples illustrating the variable coupon, please see “Hypothetical Variable Annual Coupon Payments on the Notes” beginning on page 7 in the accompanying preliminary pricing supplement.

Performance amount:	With respect to each determination date, $1,000 × (index percent change / divisor)
Divisor:	The divisor will increase progressively each year, as specified in the table below.
Determination Date	Divisor
November 2020	1
November 2021	2
November 2022	3
November 2023	4
November 2024	5
November 2025	6
November 2026	7
Minimum coupon amount:	$5 per year per note (corresponding to 0.50% per annum)
Index percent change:	With respect to each determination date, (determination index value – initial index value) / initial index value
Determination index value:	The index closing value on the applicable determination date
Pricing date:	November 22, 2019
Coupon payment dates :	Annually, on the 27th calendar day of each November, beginning November 27, 2020
Determination dates:	Annually, on the third scheduled business day preceding each scheduled coupon payment date
Maturity date:	November 27, 2026
CUSIP:	61769HM85
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000095010319015109/dp115594_424b2-ps2794.htm

1All payments are subject to our credit risk.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The return on the notes may not be more than the minimum coupon amount.

•	The divisor that will be used to determine the performance amount increases progressively over the term of the notes, and so, even if the determination index value increases throughout the term of the notes, you may receive a coupon payment equal to only the minimum coupon amount on one or more coupon payment dates.

•	The market price of the notes will be influenced by many unpredictable factors.

•	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the notes is approximately $935.60 per note, or within $30.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination dates.

•	There are risks associated with the underlying index.

•	The level of the underlying index can go down as well as up.

•	The base allocation of ETFs in the Asset Portfolio is determined in reference to each ETF’s Risk Budget and volatility.

•	There are risks associated with the underlying index’s momentum investment strategy.

•	Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index.

•	While the underlying index has a Volatility Target of 5%, there can be no guarantee, even if the Asset Portfolio is rebalanced daily, that the realized volatility of the underlying index will not be less than or greater than 5%.

•	There can be no assurance that the actual volatility of the underlying index will be lower than the volatility of any or all of the Index Components.

•	The volatility target feature of the underlying index may dampen its performance in bullish markets.

•	The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond our control.

•	The future performance of the underlying index may bear little or no relation to the historical or hypothetical retrospective performance of the underlying index.

•	The underlying index is particularly susceptible to “choppy” markets.

•	The underlying index has fixed weighting constraints.

•	The underlying index was established on March 7, 2017 and therefore has a very limited history.

•	As the underlying index is new and has very limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

•	The underlying index is reduced by an excess return cost.

•	The underlying index contains embedded costs.

•	An investment in the notes involves risks associated with emerging markets equities and bonds, currency exchange rates and commodities.

•	Changes in the value of the Index Components may offset each other.

•	The Morgan Stanley Two Year Treasury Index can produce negative returns, which may have an adverse effect on the level of the respective Sub-Indices, and consequently, the level of the index.

•	Adjustments to the underlying index could adversely affect the value of instruments linked to the underlying index.

•	Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component ETFs or the Morgan Stanley Two Year Treasury Index.

•	Reliance on information. Morgan Stanley has relied on publicly available sources and not independently verified the information extracted from these sources.

•	Research. Morgan Stanley will be under no obligation to make any adjustments to the index or to reflect any change in outlook by Morgan Stanley Research.

•	If the underlying index is discontinued and no successor index is available, at maturity, we will pay an alternative payment amount, if any, in lieu of the remaining coupon payments.

•	MS & Co., which is a subsidiary of Morgan Stanley and an affiliate of MSFL, is both the calculation agent and the underlying index publisher, and will make determinations with respect to the notes and the underlying index.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

•	Adjustments to the underlying index could adversely affect the value of the notes.

•	Investing in the notes is not equivalent to investing in the underlying index.

•	The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 7-year term of the notes.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes –Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.